Exhibit 99.1

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION
ANNOUNCES 7.8% INCREASE IN FFO PER SHARE
FOR THE YEAR ENDED DECEMBER 31, 2004

OAK BROOK, Ill. (February 22, 2005) – Inland Real Estate Corporation (NYSE: IRC) today announced its financial results for the fourth quarter and year ended December 31, 2004.

Highlights

•                  For the three months ended December 31, 2004, net income was $12.3 million, an increase of 13.7% compared to the three months ended December 31, 2003. For the three months ended December 31, 2004, net income per common share (basic and diluted) was $0.18, an increase of 5.9% compared to the three months ended December 31, 2003.

•                  For the year ended December 31, 2004, net income was $49.4 million, an increase of 17.9% compared to the year ended December 31, 2003. For the year ended December 31, 2004, net income per common share (basic and diluted) was $0.74, an increase of 15.6% compared to the year ended December 31, 2003.

•                  For the three months ended December 31, 2004, funds from operations (“FFO”) was $22.1 million, an increase of 18.0% compared to the three months ended December 31, 2003. For the three months ended December 31, 2004, FFO per common share (basic and diluted) was $0.33, an increase of 13.8% compared to the three months ended December 31, 2003.

•                  For the year ended December 31, 2004, FFO was $82.9 million, an increase of 9.9% compared to the year ended December 31, 2003. For the year ended December 31, 2004, FFO per common share (basic and diluted) was $1.25, an increase of 7.8% compared to the year ended December 31, 2003.

•                  As of December 31, 2004, the Company’s portfolio was 96.5% leased, compared to 95.4% leased as of December 31, 2003.

•                  During the year ended December 31, 2004, 319 new and renewal leases were executed for the rental of an aggregate of 1.4 million square feet, of which 69 new and renewal leases were executed for the rental of 250,000 square feet in the aggregate during the fourth quarter 2004.

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (“REITs”), for the three months ended December 31, 2004 was $22.1 million, or $0.33 per common share (basic and diluted), an increase of 18.0% and 13.8% respectively, compared to $18.7 million, or $0.29 per common share (basic and diluted) for the three months ended December 31, 2003.  For the year ended December 31, 2004, FFO was $82.9 million, or $1.25 per common share (basic and diluted), an increase of 9.9% and 7.8% respectively, compared to $75.5 million, or $1.16 per common share (basic and diluted) for the year ended December 31, 2003. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.

The Company also reported that for the three months ended December 31, 2004, net income was $12.3 million, or $0.18 per common share (basic and diluted), an increase of 13.7% and 5.9% respectively, compared to net income of $10.8 million, including $1.3 million in gains on sale of properties, or $0.17 per common share (basic and diluted) for the three months ended December 31, 2003.  For the year ended December 31, 2004, net income was $49.4 million (including $4.5 million in gains on sales of investment properties), or $0.74 per common share (basic and diluted), an increase of 17.9% and 15.6%, compared to $41.9 million (including $1.3 million in gains on sales of investment properties), or $0.64 per common share (basic and diluted) for the year ended December 31, 2003. The increase in net income for the three months and year ended December 31, 2004 is primarily due to gains on the sale of properties during the year, lease termination income and partially offset by the costs associated with listing the Company’s shares on the New York Stock Exchange, complying with Section 404 of Sarbanes-Oxley, and joint venture activity.  A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this press release.

“I am pleased to announce our fourth quarter and year 2004 operating results. Our strong leasing and acquisition activity resulted in significant income and FFO growth in 2004,” said Robert D. Parks, the Company’s President and Chief Executive Officer. “We expect to see continued growth in 2005 as a result of the joint venture we negotiated in 2004 with the New York State Teachers’ Retirement System.”

Portfolio Performance

Total revenues increased 11.1% to $47.8 million for the three-months ended December 31, 2004 from $42.8 million for the three-months ended December 31, 2003.  Total revenues increased primarily due to the addition of new retail properties acquired both last year and this year, as well as income from lease terminations. The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three- and twelve-month periods during each year. A total of 114 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties. Same-store net operating income increased 8.9% (GAAP basis) to $26.7 million for the three-months ended December 31, 2004 compared to $24.5 million for the three-months ended December 31, 2003.  This increase is primarily the result of an increase in occupancy and positive spreads in leasing rates obtained during the period. As of December 31, 2004, occupancy for the Company’s same-store portfolio was 96.6% compared to occupancy of 91.2% as of December 31, 2003.

Total revenues increased 10.9% to $187.1 million for the year ended December 31, 2004 from $168.7 million for the year ended December 31, 2003.  Total revenues increased primarily due to the addition of revenues from retail properties acquired in 2003 and 2004 and lease termination income.  Same-store net operating income increased 4.7% (GAAP basis) to $105.0 million for the year ended December 31, 2004 compared to $100.3 million for the year ended December 31, 2003.  This increase is primarily due to favorable leasing and renewal results.

EBITDA increased 11.2% to $33.2 million for the three-months ended December 31, 2004, compared to $29.9 million for the three-months ended December 31, 2003, primarily due to leasing activity and the above-mentioned lease termination income.  EBITDA increased 8.2% to $127.5 million for the year ended December 31, 2004, compared to $117.8 million for the year ended December 31, 2003, primarily due to acquisitions and positive leasing results.

EBITDA is defined as earnings (or losses) from continuing operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation; and (4) amortization. A table reconciling EBITDA to income from operations is provided at the end of this press release.  The Company uses EBITDA as a supplemental measure of its financial performance because it excludes expenses the Company believes may not be indicative of its operating performance.  By excluding interest expense, EBITDA measures the Company’s financial performance regardless of how it finances its operations and capital structure.  By excluding depreciation and amortization expense, the Company believes it can more accurately assess the performance of its portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain the Company’s properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing. EBITDA should be considered only as a supplement to net income and may be calculated differently by other REITs.

Balance Sheet, Market Value and Liquidity

EBITDA coverage of interest expense was 3.1 and 2.9 times for the three months and year ended December 31, 2004, respectively. The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding the Company’s ability to service and incur debt.

At December 31, 2004, the Company had an equity market capitalization of $1.1 billion and $0.7 billion of total debt outstanding for a total market capitalization of $1.8 billion and a debt-to-total market capitalization percentage of 40.2%.  The interest rate on approximately 78% of this debt was fixed at a weighted average interest rate of 5.7%.  At December 31, 2004, the Company had approximately $65 million available for future borrowings under its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing

The Company believes that leasing activity remains strong throughout its portfolio.  For the three months ended December 31, 2004, the Company executed 32 new and 37 renewal leases, aggregating approximately 250,000 square feet.  The 32 new leases represent approximately 110,000 square feet with an average rental rate of $16.29 per square foot.  The 37 renewal leases represent approximately 140,000 square feet with an average rental rate of $12.26 per square foot. For the year ended December 31, 2004, the Company executed 127 new and 192 renewal leases, aggregating approximately 1.4 million square feet. The 127 new leases represent approximately 560,000 square feet with an average rental rate of $13.31 per square foot. The 192 renewal leases represent approximately 800,000 square feet with an average rental rate of $11.77 per square foot. As of December 31, 2004, the Company’s portfolio was 96.5% leased compared to 95.4% leased as of December 31, 2003.

Acquisitions

In the fourth quarter 2004, the Company acquired one retail center. Skokie Fashion II is a 7,151 square foot retail center located in Skokie, Illinois. The Company acquired this center for approximately $3.6 million. Skokie Fashion II’s tenants include Vitamin Shoppe and Casual Male. Skokie Fashion II is the end cap to the contiguous, 84,580 square-foot Skokie Fashion Square, which the Company acquired in 1997.

For the year ended December 31, 2004, the Company acquired six retail centers totaling 567,000 square feet with an aggregate purchase price of approximately $75.3 million.

On February 17, 2005, the Company announced its acquisition of Greentree Centre, a 159,268-square-foot multi-tenant retail center located in Caledonia, Wisconsin, which is located approximately 12 miles northwest of Racine, Wisconsin. The Company agreed to pay the sellers approximately $11.9 million at the closing, plus future contingent payments in an aggregate maximum amount of approximately $1.7 million as currently vacant space is leased. Greentree Centre is anchored by Pick ‘N’ Save grocery and Kmart.

Dispositions

For the year ended December 31, 2004, the Company sold four retail centers: a former Zany Brainy store, located in Wheaton, Ill.; Prospect Heights Plaza, located in Prospect Heights, Ill.; Fairview Heights Plaza, located in Fairview Heights, Ill.; and Prairie Square located in Sun Prairie, Wisc.  Combined, these four properties represent approximately 245,000 square feet and were sold for approximately $24.6 million. Proceeds from these sales were used to acquire new investment properties.

Joint Ventures

Effective September 23, 2004, the Company formed a strategic joint venture with an affiliate of Crow Holdings Managers, LLC. Through a partial sale of the 97,535-square-foot Hastings Marketplace, each entity has acquired a 50% ownership interest in the property, which is located in Hastings, Minnesota. Hastings Marketplace is anchored by a Cub Foods grocery store and was acquired for $13.2 million. The Company will be the managing member of the venture and will earn fees for providing property management and leasing services to the venture.

Effective October 8, 2004, the Company has formed a strategic joint venture with the New York State Teachers’ Retirement System (“NYSTRS”). The joint venture has been formed to acquire up to $400 million of neighborhood and community retail centers located in the Company’s targeted markets throughout the Midwest. For the year ended December 31, 2004, the Company has contributed six properties, with an approximate net equity value of $75 million. The Company expects to contribute an additional two retail centers with an approximate net equity value of $25 million within the next few months to complete its initial contribution of eight retail centers with an approximate net equity value of $100 million. NYSTRS will have contributed approximately $50 million of equity capital, after the Company contributes these two remaining properties to the venture. In addition, NYSTRS has committed to contribute, subject to satisfying certain conditions, such as lender consents, an additional $100 million for future acquisitions, for a total contribution of approximately $150 million. The Company has also agreed to invest, subject to satisfying certain conditions, such as lender consents, an additional $100 million in the joint venture. The joint venture will acquire additional assets using leverage consistent with the Company’s existing business plan during the next two years to achieve its investment objectives. The Company will be the managing member of the venture and will perform the venture’s property management and leasing functions. The Company will earn fees for services provided to the venture.

Capital Markets

In November and December 2004 and January 2005, the Company paid cash dividends of $0.08, $0.077, and $0.08 per common share, respectively.

Guidance

The Company expects that its FFO per common share (basic and diluted) for fiscal year 2005 will be between $1.32 and $1.38, which includes a non-recurring lease termination fee received in February 2005.

Conference Call

The Company will host a management conference call to discuss its financial results at 1:00 p.m. CST (2:00 p.m. EST) on Wednesday, February 23, 2005. The conference call can be accessed by dialing 800-299-7098, or 617-801-9715 for international callers. The conference call passcode is 51697744. The Company suggests that participants dial in at least ten minutes prior to the scheduled start of the call. The conference call will also be available via live webcast on the Company’s website at http://www.inlandrealestate.com. Hosting the conference call for the Company will be Robert D. Parks, President and Chief Executive Officer; Mark E. Zalatoris, Chief Operating Officer; and Brett A. Brown, Chief Financial Officer.

The conference call will be recorded and available for replay beginning at 3:00 p.m. CST (4:00 p.m. EST) on February 23, 2005, and will be available until midnight on Wednesday, March 2, 2005.  Interested parties can access the replay of the conference call by dialing 888-286-8010, or 617-801-6888 for international callers. The replay passcode is 14242965.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns 141 neighborhood, community and single-tenant retail centers, totaling approximately 12.6 million square feet, located primarily in the midwestern United States.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three months and year ended December 31, 2004, is available on its website at http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
December 31, 2004 and 2003
(In thousands, except per share data)

Assets

	December 31, 2004	December 31, 2003
		(audited)
Investment properties:
Land	$318,361	346,088
Construction in progress	1,326	—
Building and improvements	862,647	920,543
	1,182,334	1,266,631
Less accumulated depreciation	156,854	147,342

Net investment properties	1,025,480	1,119,289

Cash and cash equivalents	35,508	58,388
Investment in securities (net of an unrealized gain of $114 and $1,502 at December 31, 2004 and 2003, respectively)	5,978	12,041
Assets held for sale (net of accumulated depreciation of $5,890 and $2,835 at December 31, 2004 and 2003, respectively)	28,400	14,444
Restricted cash	4,226	13,329
Accounts and rents receivable (net of provision for doubtful accounts of $2,710 and $2,966 at December 31, 2004 and 2003, respectively)	29,646	30,021
Investment in and advances to joint venture	42,789	8,392
Deposits and other assets	4,433	1,942
Acquired above market lease intangibles (net of accumulated amortization of $1,648 and $934 at December 31, 2004 and 2003, respectively)	5,966	5,773
Acquired in-place lease intangibles (net of accumulated amortization of $2,218 and $741 at December 31, 2004 and2003, respectively)	18,404	10,414
Leasing fees (net of accumulated amortization of $1,189 and $1,368 at December 31, 2004 and2003, respectively)	2,467	1,991
Loan fees (net of accumulated amortization of $4,782 and $5,096 at December 31, 2004 and 2003, respectively)	3,795	4,632
Total assets	$1,207,092	1,280,656

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
December 31, 2004 and 2003
(In thousands, except per share data)

Liabilities and Stockholders’ Equity

	December 31, 2004	December 31, 2003
		(audited)
Liabilities:
Accounts payable and accrued expenses	$4,341	1,994
Acquired below market lease intangibles (net of accumulated amortization of $2,733 and $1,459 at December 31, 2004 and 2003, respectively)	7,456	8,155
Accrued interest	2,282	1,810
Accrued real estate taxes	22,520	25,493
Dividends payable	5,537	5,406
Security and other deposits	2,318	2,485
Mortgages payable	596,125	615,512
Line of credit	85,000	135,000
Prepaid rents and unearned income	4,073	3,151
Liabilities associated with assets held for sale, including mortgages payable	4,035	7,742
Other liabilities	971	2,440
Total liabilities	734,658	809,188
Minority interest	19,942	20,973
Redeemable common stock relating to Put Agreement at December 31, 2003 (3,932 Shares)	—	35,000

Stockholders’ Equity:
Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at December 31, 2004 and 2003	—	—
Common stock, $0.01 par value, 100,000 Shares authorized; 67,025 and 61,660 Shares issued and outstanding at December 31, 2004 and 2003, respectively	670	617
Additional paid-in capital (net of offering costs of $58,816 and redeemable common stock relating to Put Agreement of $35,000 at December 31, 2003)	644,278	592,169
Deferred stock compensation	(580)	(48)
Accumulated distributions in excess of net income	(191,990)	(178,745)
Accumulated other comprehensive income	114	1,502
Total stockholders’ equity	452,492	415,495
Commitments and contingencies

Total liabilities and stockholders’ equity	$1,207,092	1,280,656

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three months and the year ended December 31, 2004 and 2003
(In thousands, except per share data)

	Three months ended December 31, 2004	Three months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2003
Revenues
Rental income	$33,528	32,488	133,291	123,329
Tenant recoveries	11,895	10,184	50,256	44,443
Lease termination income	2,182	—	2,890	370
Other property income	169	129	711	564
Total revenues	47,774	42,801	187,148	168,706

Expenses:
Property operating expenses	5,738	5,899	24,071	21,155
Real estate tax expense	8,024	7,360	32,420	30,125
Bad debt expense	291	351	800	1,785
Depreciation and amortization expense	9,717	8,957	38,249	33,893
Stock exchange listing expenses	16	—	839	—
General and administrative expenses	2,778	1,403	8,714	5,689
Total expenses	26,564	23,970	105,093	92,647
Operating income	21,210	18,831	82,055	76,059

Other income	563	621	2,804	1,708
Interest expense	(10,250)	(10,224)	(41,832)	(39,086)
Gain from continuing operations	—	—	76	—
Minority interest	(265)	(57)	(906)	(449)
Equity in earnings of unconsolidated joint ventures	304	181	(24)	(7)
Income from continuing operations	11,562	9,352	42,173	38,225

Discontinued operations:
Income from discontinued operations (including gain on sale of investment properties of $1,312 for the three months ended December 31, 2003 and $4,465 and $1,315 for the year ended December 31, 2004 and 2003, respectively)	776	1,497	7,200	3,641
Net income available to common stockholders	12,338	10,849	49,373	41,866

Other comprehensive income:
Unrealized gain (loss) on investment securities	(115)	22	(1,387)	351
Comprehensive income	$12,223	10,871	47,986	42,217

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three months and the year ended December 31, 2004 and 2003
(In thousands, except per share data)

	Three months ended December 31, 2004	Three months ended December 31, 2003	Year ended December31, 2004	Year ended December 31, 2003
Basic and diluted earnings available to common shares per weighted-average common shares:

Income from continuing operations	$0.17	0.15	0.63	0.59
Discontinued operations	0.01	0.02	0.11	0.05
Net income available to common stockholders per weighted average common shares – basic and diluted	$0.18	0.17	0.74	0.64
Weighted average number of common shares outstanding – basic	66,961	65,489	66,454	65,064
Weighted average number of common shares outstanding – diluted	67,011	65,493	66,504	65,068

Funds From Operations

We consider funds from operations (“FFO”) a widely accepted and appropriate measure of performance for a REIT that provides a supplemental measure of a REIT’s operating performance because along with cash flows from operating, investing and financing activities it provides a measure of a REIT’s ability to incur and service debt and make capital expenditures and acquisitions.  Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as us.  As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  FFO is used in certain employment agreements to determine incentives received based on our performance.  We also use FFO to compare our performance to that of other REIT’s in our peer group.  Additionally, we use FFO in conjunction with our acquisition policy to determine investment capitalization strategy.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods (in thousands, except per share data):

	Three months ended December 31, 2004	Three months ended December 31, 2003	Twelve months ended December 31, 2004	Twelve months ended December 31, 2003
Net income available to common stockholders	$12,338	10,849	49,373	41,866
Gain on sale of investment properties	—	(1,312)	(4,541)	(1,315)
Equity in depreciation of unconsolidated joint ventures	96	65	96	172
Amortization on in-place lease intangibles	697	278	1,816	662
Amortization on leasing commissions	167	148	870	525
Depreciation, net of minority interest	8,808	8,700	35,323	33,568
Funds From Operations	$22,106	18,728	82,938	75,478
Net income available to common stockholders per weighted average common share, basic and diluted	$0.18	0.17	0.74	0.64
Funds From Operations, per weighted average common share, basic and diluted	$0.33	0.29	1.25	1.16
Weighted average number of common shares outstanding, basic	66,961	65,489	66,454	65,064
Weighted average number of common shares outstanding, diluted	67,011	65,493	66,504	65,068

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

EBITDA is defined as earnings (losses) from continuing operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation; and (4) amortization.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs. The following table reflects EBITDA for the periods presented (dollars in thousands):

	Three months ended December 31, 2004	Three months ended December 31, 2003	Twelve months ended December 31, 2004	Twelve months ended December 31, 2003
Income From Operations	$11,562	9,352	42,173	38,225
Gain From Operations	—	—	(76)	—
Income From Discontinued Operations	776	185	2,735	2,326
Interest Expense	10,250	10,224	41,832	39,086
Interest Expense Associated with Discontinued Operations	167	755	1,208	2,086
Interest Expense Associated with Unconsolidated Ventures	343	(62)	366	238
Depreciation and Amortization	9,717	8,957	38,249	33,893
Depreciation and Amortization Associated with Discontinued Operations	54	372	675	1,797
Depreciation and Amortization Associated with Unconsolidated Ventures	357	87	357	194
EBITDA	$33,226	29,870	127,519	117,845
Total Interest Expense	$10,760	10,917	43,406	41,410
EBITDA: Interest Expense Coverage Ratio	3.1	2.7	2.9	2.8